UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2016

DNIB UNWIND, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

BIND Therapeutics, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on May 1, 2016, DNIB Unwind, Inc. (f/ka/ BIND Therapeutics, Inc.) (the “Company”) and one of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). On July 1, 2016, the Company entered into an asset purchase agreement (the “Stalking Horse Agreement”) with Pfizer Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets and assume certain liabilities of the Company (the “Acquisition”) for an aggregate purchase price of $19.75 million. The Stalking Horse Agreement was described in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2016.

Also as previously disclosed, on July 26, 2016, after an auction held pursuant to Section 363 of the Bankruptcy Code, the Company amended the Stalking Horse Agreement (as amended, the “Agreement”) to, among other things, increase the purchase price of the Acquisition to $40 million, increase the number of the Company’s contracts assigned to the Purchaser, and include additional liabilities assumed by the Purchaser. A copy of the Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2016.

The Acquisition closed on August 1, 2016 (the “Closing”). With the Closing, the Company completed the sale of substantially all of its assets, including without limitation its intellectual property rights relating to its product candidates, and assigned to Purchaser its rights and interests under its collaboration agreements. After deducting the amount of the Holdback (as defined in the Agreement), which is being held in escrow pursuant to the terms of the Agreement until December 1, 2016, the Company received total cash consideration of $38.025 million at Closing. The Company’s receipt of some portion, or the entire amount, of the Holdback depends on the claims, if any, asserted by Purchaser against the Company during the Holdback Period, as further described in the Agreement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 1, 2016, the Company filed a certificate of amendment to its Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) to change the name of the Company from “BIND Therapeutics, Inc.” to “DNIB Unwind, Inc.”, in accordance with the terms of the Agreement. The amendment became effective upon filing the Certificate of Amendment with the Delaware Secretary. A copy of the Certificate of Amendment is attached to this Current Report as Exhibit 3.1.

Item 8.01.	Other Events.

The Company expects that any cash distributions to stockholders as a result of the consummation of the Acquisition will be made pursuant to a plan of liquidation, which is expected to be confirmed by the Bankruptcy Court in September 2016. The Company anticipates that the first distribution to stockholders will occur in October 2016. The amount of any distribution to stockholders is subject to a number of factors including, without limitation: (a) any filed claims against the Company, which are due on August 30, 2016, (b) collection of accounts receivable, (c) the amount of claims against the Holdback (as such term is defined in the Agreement), and (d) payment of the Company’s expenses. As a result, the Company is unable to predict the amount of any cash distribution that stockholders may receive.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

3.1	Certificate of Amendment to Restated Certificate of Incorporation

Forward-Looking Statements Disclaimer

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s receipt of some portion of or the entire amount of the Holdback; the anticipated timing of the Bankruptcy Court’s confirmation of a plan of liquidation; and expectations regarding distributions to stockholders, including without limitation the amount and timing of any such distributions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the claims, if any, asserted by Purchaser during the Holdback Period; the risk that the Company’s plan of liquidation may not be confirmed by the Bankruptcy Court in the timeframe the Company expects, or at all; and the risk that distributions to stockholders will not be made in the amount or timeframe the Company expects, or at all. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on May 10, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report. Any such forward-looking statements represent management’s estimates as of the date of this Current Report. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DNIB UNWIND, INC.

Date: August 1, 2016	By:	/s/ Geoffrey L. Berman
Geoffrey L. Berman
Chief Restructuring Officer

INDEX TO EXHIBITS

3.1	Certificate of Amendment to Restated Certificate of Incorporation